Exhibit 10.46

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

Second Addendum to Master Services and License Agreement between

Bridgepoint Education and eCollege.com

This Addendum (“Addendum”) to the Master Services and License Agreement between Bridgepoint Education, Inc. (“Customer”) and eCollege.com (“eCollege”) for the delivery of online courses, dated September 29, 2009 (the “Agreement”), is entered into effective as of the 15th day of December, 2009.

WHEREAS, Customer and eCollege previously entered into the Agreement;

WHEREAS, the parties wish to amend the Agreement as more specifically set forth below.

NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

1)             Pearson Products.  “Pearson Products” shall mean the educational products (including associated materials) which are provided to eCollege by Pearson Education, Inc. (“Pearson”) and delivered to Customer for educational and instructional use.  The specific Pearson Products which will be made available to Customer under this Agreement shall be mutually agreed to between eCollege and Customer and documented separately.  During the term of this Agreement or for so long as eCollege is authorized to offer the Pearson Products to Customer, whichever period is shorter, eCollege hereby authorizes Customer to access and use the Pearson Products and provide access to the Pearson Products to Customer’s faculty, students and administrative staff, solely for educational and instructional use on the eCollege System.  Authorized users may access the Pearson Products only in accordance with the terms and conditions set forth in this Agreement and in any end-user license agreement (each a “EULA”) or terms of use that may be contained in or with the Pearson Products.  Customer agrees that no other individuals or third parties shall be allowed access to the Pearson Products.  Customer understands and acknowledges that use of and access to the Pearson Products may be subject to pending conversion of the Pearson Products to the eCollege System by eCollege and Pearson.  Except as expressly set forth in the foregoing, all rights with regards to the products and services offered herein are reserved by eCollege and Pearson and under no circumstances shall Customer (or its users or students) resell, publish, transfer, distribute, sublicense, provide access to, copy, adapt, translate, reproduce, modify, enhance, or use the Pearson Products or the content contained therein without the express written permission of Pearson or eCollege.  Customer further agrees not to remove or alter any trademark or other proprietary notice in or on any Pearson Product.  All right, title and interest in and to the Pearson Products and the content, materials and data contained therein, and any derivative works thereof (whether authorized or not, including any modifications made, specifically for Customer or to such course offerings in general, by eCollege, Pearson or any other third party (including Customer and its agents or representatives)), is expressly reserved by eCollege and/or Pearson, as applicable.  Neither eCollege or Pearson shall be obligated to maintain, revise, enhance or update the standardized Pearson Products, unless specifically agreed to in a separate writing from this Agreement.  eCollege may suspend use of or access to the Pearson Products in connection with any violation of this Agreement or any applicable EULA.  Customer shall indemnify and hold harmless eCollege from any liability or damages incurred by Pearson or eCollege in connection with Customer’s alteration or unauthorized use of the Pearson Products. The Pearson Products shall only be used in conjunction with the eCollege System and in accordance with the terms and conditions of this Agreement.  Customer accepts use of the Pearson Products on an “AS IS” and “AS AVAILABLE” basis.  Customer understands and acknowledges that the Pearson Products may be retired or supplanted by new editions at any time, and that eCollege and Pearson are under no obligation to make new editions or replacement products available to Customer.  Neither eCollege or Pearson makes any warranty or representation that the Pearson Products will meet Customer’s requirements, be error-free or continue to be available for any specific time period.  CUSTOMER ACKNOWLEDGES AND AGREES THAT NO WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE MADE BY ECOLLEGE OR PEARSON, AND ECOLLEGE AND PEARSON DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  NEITHER ECOLLEGE OR PEARSON WARRANTS, GUARANTEES OR MAKES ANY REPRESENTATION

Addendum 091215	eCollege Proprietary and Confidential

[***] Confidential portions of this document have been redacted and filed separately with the Commission.

REGARDING THE ACCURACY, RELIABILITY, CURRENTNESS, USE, OR RESULTS OF USE, OF THE PEARSON PRODUCTS.

2)             Pearson Products Fees.  Customer hereby agrees to pay eCollege a fee per enrollment for all students using Pearson Products, in accordance with: (a) the schedule set forth below, (b) any schedules/addenda that the parties may add to this Agreement (whether executed in conjunction with this Agreement or at some later date) or (c) in the absence of the foregoing, the then-current price list (less any discounts offered by eCollege or Pearson) for the applicable Pearson Products.  The fee per enrollment is in addition to the Technology Service Fee Customer must pay to eCollege for each enrollment in Courseware, and does not count towards Customer’s guaranteed Technology Service Fee commitments to eCollege.  To the extent the fees per enrollment are increased by Pearson during the term of this Agreement, continued use of such Pearson Products by Customer shall be subject to the increased fees.

Pearson Products

Title	Fee per enrollment
MyStatsLab	[***]

3)             Agreement Terms Unchanged.  No terms or conditions of the Agreement, other than the amended terms set forth in this Addendum, are changed by this Addendum.  Terms not defined herein shall have the meanings set forth in the Agreement.

IN WITNESS WHEREOF, the parties have entered into this Addendum effective upon the day first above written. The persons executing this Addendum for and on behalf of the parties hereto represent that they are fully authorized to do so for and on behalf of their respective principals.

eCollege.com		Bridgepoint Education, Inc.

By:	/s/ Matt Leavy	By:	/s/ Elizabeth J. Aguiar

	Matt Leavy, President	Name:	Elizabeth J. Aguiar

		Title:	VP, Learning Resources